UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                  SCHEDULE 13G
                                (Amendment No.1)

                    Under the Securities Exchange Act of 1934

                       Evans Withycombe Residential, Inc.
                       ----------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    299212100
                                    ---------
                                 (CUSIP Number)




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    Check the following box if a fee is being paid with this statement: |_|

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                              Page 1 of 11 Pages

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CUSIP No. 133131102                Schedule 13G              Page 2 of 11 Pages
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-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:        LaSalle Advisors Limited Partnership


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON        36-3637257
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   |X|
                                                                   (b)   | |
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     502,300
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     185,700
      OWNED BY
        EACH          ----- ----------------------------------------------------
      REPORTING        7    SOLE DISPOSITIVE POWER
     PERSON WITH
                                  502,300
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     504,600
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,006,900
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   x Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership, see page 3.
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    5.51%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 133131102                Schedule 13G              Page 3 of 11 Pages
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-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:  ABKB/LaSalle Securities Limited Partnership


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     36-3991973
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   |X|
                                                                 (b)   | |
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Maryland
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     201,600
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     566,450
      OWNED BY
        EACH          ----- ----------------------------------------------------
      REPORTING        7    SOLE DISPOSITIVE POWER
     PERSON WITH
                                     201,600
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     698,250
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    899,850
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT  IN ROW (9) EXCLUDES CERTAIN SHARES*
   x Excludes shares beneficially owned by LaSalle Advisors Limited Partnership, see page 2.
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    4.93%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IA
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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 CUSIP No. 133131102                Schedule 13G              Page 4 of 11 Pages
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-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:                William K. Morrill, Jr.


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     ###-##-####
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     703,900 (1) (2)
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     752,150 (1) (2)
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      703,900  (1) (2)
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     1,202,850  (1) (2)
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,906,750  (1) (2)
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    10.44%  (1) (2)
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 133131102                Schedule 13G              Page 5 of 11 Pages
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-------- -----------------------------------------------------------------------
 1       NAME OF REPORTING PERSON:                           Keith R. Pauley


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON       ###-##-####
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [ ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     703,900  (1) (2)
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     752,150  (1) (2)
      OWNED BY        ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      703,900 (1) (2)
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     1,202,850  (1) (2)
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,906,750  (1) (2)
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    10.44%  (1) (2)
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 133131102                Schedule 13G              Page 6 of 11 Pages
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Item 1.

         (a)      Name of Issuer:            Evans Withycombe Residential, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  6691 East Camelback Road, Suite A-200
                  Scottsdale, Arizona  85251

Item 2.

       LaSalle Advisors Limited Partnership provides the following information:

         (a)      Name of Person Filing:   LaSalle Advisors Limited Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  11 South LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                             Delaware

         (d)      Title of Class of Securities:            Common Stock

         (e)      CUSIP Number:                            299212100


ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a)      Name of Person Filing:  ABKB/LaSalle Securities
                                          Limited Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  11 South LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                              Maryland

         (d)      Title of Class of Securities:             Common Stock

         (e)      CUSIP Number:                             299212100

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CUSIP No. 133131102                Schedule 13G              Page 7 of 11 Pages
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     William K. Morrill, Jr. is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:


         (a)      Name of Person Filing:                 William K. Morrill, Jr.

         (b)      Address of Principal Business Office or, if none, Residence

                  11 S. LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                           United States

         (d)      Title of Class of Securities:          Common Stock

         (e)      CUSIP Number:                          299212100

         Keith R. Pauley is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:


         (a)      Name of Person Filing:                  Keith R. Pauley

         (b)      Address of Principal Business Office or, if none, Residence

                  11 S. LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                            United States

         (d)      Title of Class of Securities:           Common Stock

         (e)      CUSIP Number:                           299212100

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CUSIP No. 133131102                Schedule 13G              Page 8 of 11 Pages
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Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      [ ]       Broker or Dealer registered under Section 15 of the
                            Act
         (b)      [ ]       Bank as defined in Section 3(a)(6) of the Act
         (c)      [ ]       Insurance Company as defined in Section 3(a)(19) of
                            the Act
         (d)      [ ]       Investment Company registered under Section 8 of the
                            Investment Company Act
         (e)      |X| (3)  Investment Adviser registered under Section 203 of
                            the Investment Advisers Act of 1940
         (f)      [ ]       Employee Benefit Plan, Pension Fund which is subject
                            to the provisions of the Employee Retirement Income
                            Security Act of 1974 or Endowment Fund;
                            see ss.240.13d-1(b)(1)(ii)(F)
         (g)      [ ]       Parent Holding Company, in accordance with
                            ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h)      [ ]       Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

----------
     (3) This response is provided on behalf of LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership, each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and two of their employees, William K. Morrill, Jr. and Keith R. Pauley.

Item 4.  Ownership

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.


       LaSalle Advisors Limited Partnership provides the following information:

         (a)      Amount Beneficially Owned:                          1,006,900
         (b)      Percent of Class:                                   5.51%
         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:     502,300

                  (ii)  shared power to vote or to direct the vote:   185,700

                  (iii) sole power to dispose or to direct the
                        disposition of:                               502,300

                  (iv)  shared power to dispose or to direct the
                        disposition of:                               504,600

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CUSIP No. 133131102                Schedule 13G              Page 9 of 11 Pages
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       ABKB/LaSalle   Securities  Limited  Partnership  provides  the  following information:

         (a)      Amount Beneficially Owned:                            899,850
         (b)      Percent of Class:                                     4.93%
         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:       201,600

                  (ii)  shared power to vote or to direct the vote:     566,450

                  (iii) sole power to dispose or to direct the
                        disposition of:                                 201,600

                  (iv)  shared power to dispose or to direct the
                        disposition of:                                 698,250



     William K. Morrill, Jr. is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:

         (a)  Amount Beneficially Owned:                     1,906,750 (1) (2)
         (b)  Percent of Class:                                  10.44%(1) (2)
         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:   703,900(1) (2)

              (ii)  shared power to vote or to direct the vote: 752,150(1) (2)

              (iii) sole power to dispose or to direct the
                    disposition of:                             703,900(1) (2)

              (iv)  shared power to dispose or to direct the
                    disposition of:                           1,202,850(1) (2)



       Keith R. Pauley is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:

         (a)  Amount Beneficially Owned:                      1,906,750(1) (2)
         (b)  Percent of Class:                                  10.44%(1) (2)
         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:   703,900(1) (2)

              (ii)  shared power to vote or to direct the vote: 752,150(1) (2)

              (iii) sole power to dispose or to direct the
                    disposition of:                             703,900(1) (2)

              (iv)  shared power to dispose or to direct the
                    disposition of:                           1,202,850(1) (2)
----------

       (1) The  reporting  person  disclaims   beneficial  ownership  of  these
securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.
      (2) These shares represent the same shares previously listed by LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and are not cumulative.

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CUSIP No. 133131102                Schedule 13G             Page 10 of 11 Pages
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Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.


Item 8.  Identification and Classification of Members of the Group

         The two members of the Group are: LaSalle Advisors Limited Partnership ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

         ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients. Messrs. William K. Morrill, Jr. and Keith R. Pauley are responsible for the securities investment decisions made by LaSalle and ABKB/LaSalle on behalf of their clients.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP No. 133131102                Schedule 13G              Page 11 of 11 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.

Dated: October 10, 1996
                                 LASALLE ADVISORS LIMITED PARTNERSHIP

                                 By:  /S/
                                      ----------------------------
                                      Name:     William K. Morrill, Jr.
                                      Title:    Managing Director


                                 ABKB/LASALLE SECURITIES LIMITED PARTNERSHIP

                                 By:  /S/
                                      ----------------------------
                                       Name:     William K. Morrill, Jr.
                                       Title:    Managing Director

                                 /S/
                                 ---------------------------------
                                          Keith R. Pauley

                                 /S/
                                 ----------------------------------
                                          William K. Morrill, Jr.